Exhibit 10.4

INDEMNIFICATION AND COOPERATION AGREEMENT

This INDEMNIFICATION AND COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of July 16, 2007 by and among American Standard Companies Inc. (“ASD”), Ideal Standard, France SAS (“IS France”), Ideal Standard GmbH & Co. OHG (“IS Belgium”), WABCO Austria GesmbH (“WABCO Austria”), Ideal Standard GmbH (Germany) (“IS Germany”), Ideal Standard Italia s.r.l. (Italy) (“IS Italy”), Ideal Standard Nederland BV (“Venlo”), WABCO Holdings Inc. (“WABCO”) and American Standard Europe BVBA (“ASE” or the “Indemnitor”). Each of the foregoing parties is individually referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein are defined in Section 1.1. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement (defined below).

RECITALS

WHEREAS, the Board of Directors of ASD has determined that it is appropriate, desirable and in the best interests of ASD and its shareholders to separate ASD into three separate companies: (i) one comprising the VCS Business, which shall be owned and conducted, directly or indirectly, by WABCO, all of the common stock of which is intended to be distributed to ASD shareholders, (ii) one comprising the HVAC Business, which shall continue to be owned and conducted, directly or indirectly, by ASD and (iii) one comprising the B&K Business, which ASD currently intends to sell to one or more third parties;

WHEREAS, as part of the foregoing, ASD and WABCO have entered into the Separation and Distribution Agreement, dated as of July 16, 2007 (the “Distribution Agreement”), which provides, among other things, for the pro-rata distribution by ASD of all of its shares in WABCO Common Stock to the holders of ASD Common Stock, and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing, including without limitation, the Tax Sharing Agreement, the Employee Matters Agreement, the Transition Services Agreement and this Agreement;

WHEREAS, on March 28, 2007, the Charged Parties, along with a number of other companies not affiliated with ASD or WABCO, received a Statement of Objections from the European Commission (the “Statement of Objections”) alleging infringements of European Union competition rules by certain bathroom fixture and fittings companies, including the Charged Parties;

WHEREAS, the Parties acknowledge and agree that the Indemnifiable Matters relate to the B&K Business that is conducted by a division of ASD which is intended to be sold and, upon completion of such sale, will no longer be owned by ASD, WABCO or any of their Affiliates;

WHEREAS, given the standard practice of the European Commission, it is anticipated that each Charged Party will be held jointly and severally liable for any fines or other judgments that may be rendered against or imposed on any of the other Charged Parties in connection with the Bathroom Fittings and Fixtures Proceedings;

WHEREAS, the alleged wrongdoings, as outlined in the Statement of Objections, are alleged to have occurred between May 5, 1988 and November 9, 2004, and while it is expected that a fine will be imposed in the Bathroom Fixtures and Fittings Proceedings, the exposure relating thereto is a contingent liability the amount of which is uncertain as of the date hereof;

WHEREAS, this Agreement constitutes an integral part of the overall allocation of Assets and Liabilities in the Separation (including the determination by ASD not to transfer any Indebtedness to WABCO or ASE (other than Indebtedness incurred by WABCO in connection with the Distribution) and to indemnify WABCO and its Affiliates, including ASE, against the Remainco Liabilities (which include, among other things, significant asbestos liabilities which are attributable, in part, to historical operations of the WABCO Group)) and the determination by ASD to proceed with the Separation on the basis of this overall allocation;

WHEREAS, the Parties acknowledge that WABCO or ASE will receive substantial benefits from the Separation and the transactions contemplated by the Distribution Agreement and Ancillary Agreements, and in consideration thereof, WABCO and ASE have agreed to enter this Agreement to provide for the indemnification, cooperation and other obligations specified herein including the obligation of ASE to be responsible for the indemnification obligations specified herein;

WHEREAS, the Parties desire to set forth the agreements, understandings and procedures pursuant to which ASE shall indemnify, defend and hold harmless the Indemnitees against the Indemnifiable Losses relating to the Indemnifiable Matters;

WHEREAS, the Parties have also concluded that it is in their common interests with respect to the Indemnifiable Matters to cooperate with one another and to provide access to documents, information, and analyses, with respect to the Indemnifiable Matters; and

WHEREAS, the Parties recognize and acknowledge that any unauthorized disclosure or dissemination of any documents or information exchanged between the Parties would be detrimental to them and to the conduct of any potential claims.

NOW, THEREFORE, in consideration of the recitals and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified:

(a) “Accepted and Confirmed Bank Guarantee” shall have the meaning specified in Section 4.1(b)(ii).

(b) “Appeal Deadline Date” means the date specified in the Initial Decision or as required under applicable Laws of the European Union in respect of the Bathroom Fittings and Fixtures Proceedings pursuant to which the Charged Parties are required to submit an appeal to the Initial Decision rendered against such Charged Party.

(c) “ASD” shall have the meaning specified in the Preamble to this Agreement.

(d) “ASD Charged Parties” means ASD and any other member of the ASD Group (other than any WABCO Charged Party or B&K Charged Party) that is or becomes a named party in the Bathroom Fittings and Fixtures Proceedings from and after the Effective Time.

(e) “ASD Election Notice” shall have the meaning specified in Section 2.2(c).

(f) “ASD Non-Appeal Notice” shall have the meaning specified in Section 2.2(c).

(g) “ASE” shall have the meaning specified in the Preamble to this Agreement.

(h) “ASE Election Notice” shall have the meaning specified in Section 2.2(c).

(i) “ASE Non-Appeal Notice” shall have the meaning specified in Section 2.2(c).

(j) “Bathroom Fittings and Fixtures Proceedings” means the proceedings initiated by the Commission of the European Communities contemplated by that certain Statement of Objections, dated March 26, 2007, relating to case COMP/E-1/39.092, as the same may be amended, supplemented or superseded by a new Statement of Objections, including any appeals relating thereto.

(k) “B&K Buyer Parties” means those Persons that acquire all or any portion of the B&K Business pursuant to a B&K Sale.

(l) “B&K Charged Parties” means, collectively, Venlo, IS France, IS Belgium, IS Germany and IS Italy and any member of the ASD Group that is sold to a B&K Buyer Party and is or becomes a named party in the Bathroom Fittings and Fixtures Proceedings from and after the Effective Time.

(m) “B&K Sale Agreement” shall have the meaning specified in Section 4.5.

(n) “Change in Control” means, and shall be deemed to have occurred if, on or after the Effective Time, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of WABCO or any of its Subsidiaries acting in such capacity, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of WABCO or ASE, as applicable, representing more than 35% of the total voting power represented by WABCO’s or ASE’s, as applicable, then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of WABCO or ASE, as applicable, and any new director whose election by the board of directors of WABCO or ASE, as applicable, or nomination for election by WABCO’s or ASE’s, stockholders as applicable, was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of WABCO or ASE, as applicable, approve a merger or consolidation of WABCO or ASE, as applicable, with any other corporation other than a merger or consolidation that would result in the Voting Securities of WABCO or ASE, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 65% of the total voting power represented by the Voting Securities of WABCO or ASE, as applicable, or such surviving entity outstanding immediately after such merger or consolidation, (iv) the stockholders of WABCO or ASE, as applicable, approve a plan of complete liquidation of WABCO or ASE, as applicable, or an agreement for the sale or disposition by WABCO or ASE, as applicable, of (in one transaction or a series of related transactions) all or substantially all of their respective assets, or (v) WABCO or ASE, as applicable, shall file or have filed against it, and such filing shall not be dismissed, any bankruptcy, insolvency or dissolution proceedings, or a trustee, administrator or creditors committee shall be appointed to manage or supervise the affairs of WABCO or ASE, as applicable,

(o) “Charged Party” means any ASD Charged Party, B&K Charged Party or WABCO Charged Party.

(p) “Common Interest Materials” shall have the meaning specified in Section 3.4(b).

(q) “Defense Agreement” shall have the meaning specified in Section 3.3.

(r) “Defense Costs” shall mean fees, costs and expenses incurred on or after the Effective Time by a Party in connection with the defense of any Indemnifiable Matter, including, without limitation, legal, consultant, expert, economists, witness, accounting and other professional fees and expenses, but excluding, for the avoidance of doubt, the payment of any amounts to Governmental Entities in connection with any such Indemnifiable Matter.

(s) “Dispute” shall have the meaning specified in Section 5.1.

(t) “Distribution Agreement” shall have the meaning specified in the Recitals to this Agreement.

(u) “Escrow Account” shall have the meaning specified in Section 4.1(b).

(v) “Escrow Agreement” shall have the meaning specified in Section 4.1(b).

(w) “Escrowed Amount” shall have the meaning specified in Section 4.1(b).

(x) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all fines, penalties, judgments, obligations, interest and amounts paid in settlement, in each case arising solely out of the Indemnifiable Matters and that are imposed on any Indemnitee (whether directly or indirectly, through contract, operation of law or otherwise, or through theories of successor or transferee liability, de facto merger or similar indirect theory of liability), including, without limitation, the Initial Decision Amount (as may be modified pursuant to any appeal judgment(s)) and the amount of any interest that will accrue on the Initial Decision Amount and will be due and owing to the European Commission between the Payment Due Date and the date on which the fine and any accrued interest thereon have been paid in full following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by the Charged Parties in connection with the Bathroom Fittings and Fixtures Proceedings), in each case determined in accordance with the Initial Decision and the applicable rules in force in the European Union.

(y) “Indemnifiable Matters” shall mean (i) the Bathroom Fittings and Fixtures Proceedings, and (ii) following a B&K Sale, any indemnification claims that may be brought against any member of the ASD Group (and their respective Affiliates and their respective directors, officers, employees and agents, in each case, together with their respective heirs, executors, administrators, successors and assigns) by any B&K Buyer Party or any of their respective Affiliates (including any B&K Charged Party) or their Representatives solely in connection with the Bathroom Fittings and Fixtures Proceedings. For the avoidance of doubt, third party Actions that have arisen or may arise prior to or after the Effective Time that relate to or arise out of the subject matter of the Bathroom Fittings and Fixtures Proceedings (including, without limitation, shareholder lawsuits but excluding the Bathroom Fittings and Fixtures Proceedings themselves and excluding any indemnification claims brought by a B&K Buyer Party or any of their respective Affiliates (including any B&K Charged Party) or Representatives), are not Indemnifiable Matters under this Agreement. The Distribution Agreement (rather than this Agreement) addresses, allocates responsibility and indemnification obligations for, and shall exclusively control, with respect to such third party Actions.

(z) “Indemnitees” shall mean the ASD Charged Parties and the B&K Charged Parties and their respective Affiliates (other than any member of the WABCO Group or a WABCO Charged Party) and their respective directors, officers, employees and agents, in each case, together with their respective heirs, executors, administrators, successors and assigns, and, if applicable, the B&K Buyer Parties and other assignees following any assignment by ASD in accordance with Section 6.3 hereof.

(aa) “Indemnitee Representative” shall have the meaning specified in Section 6.17.

(bb) “Indemnitor” shall have the meaning set forth in the Preamble to this Agreement.

(cc) “Indemnitor Representative” shall have the meaning specified in Section 6.16.

(dd) “Initial Decision” shall mean the initial decision rendered by the European Commission in the Bathroom Fittings and Fixtures Proceedings in which the Initial Decision Amount is imposed.

(ee) “Initial Decision Amount” shall mean the aggregate amount of the fines (or other amounts, if any) imposed by the European Commission on all Charged Parties on the Initial Decision Date as reflected in the Initial Decision.

(ff) “Initial Decision Date” shall mean the first date upon which the European Commission imposes a fine on any Charged Party and/or any of the other Indemnitees or Indemnitors or any other member of the ASD Group or WABCO Group in the Bathroom Fittings and Fixtures Proceedings.

(gg) “IS Belgium” shall have the meaning specified in the Preamble to this Agreement.

(hh) “IS France” shall have the meaning specified in the Preamble to this Agreement.

(ii) “IS Germany” shall have the meaning specified in the Preamble to this Agreement.

(jj) “IS Italy” shall have the meaning specified in the Preamble to this Agreement.

(kk) “New York Courts” shall have the meaning specified in Section 6.6.

(ll) “Non-Appeal Notice” shall mean either an ASE Non-Appeal Notice or an ASD Non-Appeal Notice, as applicable.

(mm) “Party” shall have the meaning specified in the Preamble to this Agreement.

(nn) “Payment Due Date” means the date specified in the Initial Decision or as required under the rules in force in the European Union in respect of the Bathroom Fittings and Fixtures Proceedings pursuant to which the Charged Parties are required to make payment of the Initial Decision Amount.

(oo) “Privilege” shall have the meaning specified in Section 3.3(a).

(pp) “Privileged Information” shall have the meaning specified in Section 3.3(a).

(qq) “Release Date” shall have the meaning specified in Section 4.2.

(rr) “Representative” shall mean any Affiliates, directors, officers, members, partners, employees, accountants, agents, counsel and other professional advisors of any of the Parties to this Agreement.

(ss) “Statement of Objections” shall have the meaning specified in the Recitals to this Agreement.

(tt) “Venlo” shall have the meaning specified in the Preamble to this Agreement.

(uu) “Voting Securities” means any securities of WABCO or ASE, as applicable, that vote generally in the election of directors of WABCO or ASE, respectively.

(vv) “WABCO” shall have the meaning specified in the Preamble to this Agreement.

(ww) “WABCO Austria” shall have the meaning specified in the Preamble to this Agreement.

(xx) “WABCO Charged Parties” means ASE, WABCO Austria and any other member of the WABCO Group that is or becomes a named party in the Bathroom Fittings and Fixtures Proceedings from and after the Effective Time.

ARTICLE II

INDEMNIFICATION

Section 2.1 Indemnification; Release.

(a) The Indemnitor shall indemnify and hold harmless the Indemnitees from and against, and shall reimburse the Indemnitees with respect to, any and all Indemnifiable Losses, whether arising prior to or following the Effective Time and whether or not arising out of any acts or omissions by any Indemnitee occurring prior to or following the Effective Time. For the avoidance of doubt, Indemnifiable Losses shall not include Defense Costs.

(b) WABCO and the WABCO Charged Parties hereby remise, release and forever discharge the Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise (or any theories of successor or transferee liability or de facto merger or similar indirect theory of liability), including for fraud or willful misconduct, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date of this Agreement, in each case relating to any of the Indemnifiable Matters. WABCO and the WABCO Charged Parties hereby unconditionally and irrevocably agree, on behalf of themselves and any of their Affiliates, that they shall not initiate, pursue or cause or be initiated or pursued, directly or indirectly, any judicial proceeding or Action seeking a judgment, holding or declaration that this Agreement or any of the indemnification or release obligations of WABCO and the WABCO Charged Parties provided hereunder is, was or would be illegal, invalid or unenforceable in accordance with its terms, and WABCO and the WABCO Charged Parties unconditionally and irrevocably agree that they shall not raise or assert any defense to this effect in any such proceeding or Action. WABCO and the WABCO Charged Parties acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Distribution Agreement and the Ancillary Agreements (including, without limitation, the assumption by ASD of the Remainco Liabilities) and that the waiver, release and agreements set forth in this Section 2.1(b) are knowingly made in contemplation of such benefits and after the advice of counsel.

Section 2.2 Bathroom Fittings and Fixtures Proceedings.

(a) ASE shall have the right and the duty to control the defense of the Bathroom Fittings and Fixtures Proceedings (on behalf of itself, the other WABCO Charged Parties and the B&K Charged Parties); provided, however, from and after the time a B&K Sale is consummated, upon the prior written consent of ASD, the B&K Buyer Parties (on behalf of themselves and the B&K Charged Parties) shall have the right to observe and participate in the defense of the Bathroom Fittings and Fixtures Proceedings, the specific scope of such observation and participation to be determined by mutual agreement of ASD and ASE in good faith, it being understood that, without ASE’s prior written consent, such observation and participation shall in no event constitute active control in the defense, including, without limitation, affirmative rights to determine whether to appeal the Initial Decision or take other actions contemplated by this Section 2.2 (on behalf of the WABCO Charged Parties or B&K Charged Parties). ASD shall have the right and the duty to control the defense of the Bathroom Fittings and Fixtures Proceedings on behalf of itself and the ASD Charged Parties.

(b) ASD shall be entitled to select and engage counsel on behalf of itself and the ASD Charged Parties in respect of their defense and involvement in the Bathroom Fittings and Fixtures Proceedings. The Indemnitor Representative shall be entitled to select counsel on behalf of the WABCO Charged Parties and B&K Charged Parties in respect of their involvement and defense in the Bathroom Fittings and Fixtures Proceedings; it being acknowledged that the Indemnitor Representative shall provide prior notice to ASD and the B&K Charged Parties of the selection of any such counsel other than counsel retained by the WABCO Charged Parties and B&K Charged Parties at the Effective Time and it is further acknowledged that to the extent the Indemnitor Representative (on behalf of the WABCO Charged Parties and B&K Charged Parties) choose not to retain either Baker & McKenzie or McDermott Will & Emery, ASD shall be entitled to retain either such law firm and WABCO and ASE shall not object (and shall provide a waiver of privilege to the extent requested to do so by ASD) in any way to ASD retaining such counsel on its own behalf in connection with any matter, including the Bathroom Fittings and Fixtures Proceedings. From and after the time a B&K Sale is consummated, upon the prior written consent of ASD, the B&K Buyer Parties (on behalf of themselves and the B&K Charged Parties) shall be entitled to select counsel on behalf of the B&K Charged Parties in respect of their observation of and participation in the Bathroom Fittings and Fixtures Proceedings to the limited extent contemplated by Section 2.2(a); it being understood that the Defense Costs associated with such counsel shall be the responsibility of the B&K Charged Parties as further provided in Section 2.2(e) hereof.

(c) Once an Initial Decision is rendered in the Bathroom Fittings and Fixtures Proceedings, and to the extent that the Charged Parties have standing under applicable Law to appeal the Initial Decision, (i) ASD (on behalf of the ASD Charged Parties) shall have the right, in its sole discretion and without the consent of any other Party, to appeal the Initial Decision with respect to the decision rendered against any ASD Charged Party, (ii) ASE (on behalf of the WABCO Charged Parties and the B&K Charged Parties) shall have the right, in its sole discretion and without the consent of any other Party, to appeal the Initial Decision with respect to the decision rendered against any WABCO Charged Party or any B&K Charged Party, (iii) the WABCO Charged Parties and the B&K Charged Parties may not decide to forego an appeal to the Initial Decision with respect to the decision rendered against any WABCO Charged Party or any B&K Charged Party if the failure to appeal the Initial Decision would, in any way (as determined in good faith by ASD) prejudice ASD’s appeal of the Initial Decision with respect to the decision rendered against any ASD Charged Party; it being understood that if the Indemnitor Representative provides written notice to ASD no later than twenty Business Days prior to the Appeal Deadline Date that it does not wish to appeal the Initial Decision with respect to the decision rendered against any WABCO Charged Party or any B&K Charged Party (an “ASE Non-Appeal Notice”), ASD shall have the right, if it has determined in good faith that such non-appeal would, in any way prejudice ASD’s appeal of the Initial Decision with respect to the decision rendered against any ASD Charged Party, to cause the WABCO Charged Parties and the B&K Charged Parties to appeal the Initial Decision with respect to the decision rendered against the WABCO Charged Parties and the B&K Charged Parties by delivering a written notice within ten Business Days after its receipt of the ASE Non-Appeal Notice to the Indemnitor Representative and the B&K Charged Parties of its election to exercise such right (the “ASD Election Notice”), and upon delivery of the ASD Election Notice the provisions of Section 4.7 shall become applicable, (iv) ASD (on behalf of the ASD Charged Parties) may not decide to forego an appeal to the Initial Decision with respect to the decision rendered against any ASD Charged Party if the failure to appeal the Initial Decision would, in any way (as determined in good faith by ASE) prejudice ASE’s appeal of the Initial Decision (on behalf of the WABCO Charged Parties and B&K Charged Parties) with respect to the decision rendered against any WABCO Charged Party or B&K Charged Party; it being understood that if ASD provides written notice to the Indemnitor Representative no later than twenty Business Days prior to the Appeal Deadline Date that it does not wish to appeal the Initial Decision with respect to the decision rendered against any ASD Charged Party (an “ASD Non-Appeal Notice”), the Indemnitor Representative shall have the right, if it has determined in good faith that such non-appeal would, in any way prejudice ASE’s appeal of the Initial Decision with respect to the decision rendered against any WABCO Charged Party or B&K Charged Party, to cause the ASD Charged Parties to appeal the Initial Decision with respect to the decision rendered against the ASD Charged Parties by delivering a written notice within ten Business Days after its receipt of the ASD Non-Appeal Notice to ASD of its election to exercise such right (the “ASE Election Notice”), and upon delivery of the ASE Election Notice the provisions of Section 4.8 shall become applicable and (v) except in connection with an appeal initiated by ASE (or ASD, in the case of an ASD Election Notice), as applicable, on behalf of the B&K Charged Parties, the B&K Charged Parties shall not have the right to otherwise appeal the Initial Decision with respect to the decision rendered against any B&K Charged Party, unless the B&K Charged Parties agree to indemnify the ASD Charged Parties and the WABCO Charged Parties for any fines imposed on the B&K Charged Parties in the Bathroom Fittings and Fixtures Proceedings with such indemnification to be provided pursuant to an agreement that is mutually acceptable to ASD and ASE. Upon prior written notice delivered by ASE (or ASD, in the case of an ASD Election Notice), as applicable, the B&K Charged Parties agree to be a party to any appeal of the Initial Decision initiated by ASE (or ASD, in the case of an ASD Election Notice), as applicable, on behalf of the WABCO Charged Parties and B&K Charged Parties.

(d) Each of ASD (on behalf of the ASD Charged Parties) and ASE (on behalf of the WABCO Charged Parties and B&K Charged Parties) will give the other Party prompt notice of any intent to appeal the Initial Decision with respect to the decision rendered against such Charged Parties; provided, that any Non-Appeal Notice must be delivered in accordance with Section 2.2(c). Any written submissions and responses, or the provision of any information or documents to Governmental Entities, in each case, with respect to the Bathroom Fittings and Fixtures Proceedings, including the contents of any submissions in the appeals process, if applicable, shall be prepared by ASD (with respect to any such matters submitted on behalf of any ASD Charged Party) and ASE (with respect to any such matters submitted on behalf of any WABCO Charged Party or any B&K Charged Party); provided, that if ASD delivers an ASD Election Notice, the contents of any such submissions on behalf of any WABCO Charged Party or any B&K Charged Party shall be prepared at the direction of ASD (which may include preparation by counsel to the WABCO Charged Parties and B&K Charged Parties existing as of the Effective Time or at the time of any such submission) and with consultation with the Indemnitor Representative; provided, further, however, if ASE delivers an ASE Election Notice, the contents of any such submissions on behalf of any ASD Charged Party shall be prepared at the direction of ASE (which may include preparation by counsel to the ASD Charged Parties existing as of the Effective Time or at the time of any such submission) and with consultation with ASD. The Parties shall, and shall cause their Affiliates to, promptly inform the other of any communication from any Governmental Entity relating to the Bathroom Fixtures and Fittings Proceedings and shall promptly furnish the other with copies of any such written notices or other communications. In the event that any Party or its Affiliates receives a request for information or other documentary material from any such Governmental Entity relating to the Bathroom Fixtures and Fittings Proceedings, ASD or ASE, as the case may be, shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request and to provide the other Parties (and their counsel), upon request, advance drafts of all filings or submissions in connection therewith. ASD or ASE, as applicable, shall provide the other with a reasonable opportunity in light of the circumstances to review and comment on such filings or submissions (including any memorandum of law, pleadings and briefs) and shall consider in good faith modifications or comments to such filings or submissions that are requested by the other. ASD and ASE shall each offer the other the opportunity to jointly participate in any scheduled hearings or other meetings with Governmental Entities with respect to the Bathroom Fittings and Fixtures Proceedings, except in the unusual circumstance where it is impractical (given the timing and circumstances) to do so, provided that in such case, the Party participating in such informal meeting or discussions shall promptly provide notice to the other Parties of the content and substance of any such meetings or discussions. For the avoidance of doubt, the Parties acknowledge that the information and documents referred to in this Section 2.2(d) shall be subject to Sections 3.3, 3.4 and 4.6 of this Agreement.

(e) In connection with the Bathroom Fittings and Fixtures Proceedings, (i) ASD shall be responsible for the Defense Costs of the ASD Charged Parties incurred prior to the delivery of an ASE Election Notice, if any, or if no ASE Election Notice is delivered, at all times from and after the Effective Time, and (ii) ASE shall be responsible for the Defense Costs of the WABCO Charged Parties and the B&K Charged Parties incurred prior to the delivery of an ASD Election Notice, if any, or if no ASD Election Notice is delivered, at all times from and after the Effective Time; provided, however, if the B&K Charged Parties engage counsel on their own behalf to the limited extent permitted by Section 2.2(a), the B&K Buyer Parties and/or B&K Charged Parties, as applicable, shall be responsible for the Defense Costs associated with the B&K Charged Parties’ limited involvement in the Bathroom Fittings and Fixtures Proceedings. If and only if ASD delivers an ASD Election Notice in accordance with Section 2.2(c), then from and after the delivery of such ASD Election Notice, ASD shall be responsible for the Defense Costs of the WABCO Charged Parties and the B&K Charged Parties incurred at the direction of ASD. If and only if ASE delivers an ASE Election Notice in accordance with Section 2.2(c), then from and after the delivery of such ASE Election Notice, ASE shall be responsible for the Defense Costs of the ASD Charged Parties incurred at the direction of ASE.

(f) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Parties with respect to the settlement of the Bathroom Fixtures and Fittings Proceedings shall be governed exclusively by this Section 2.2(f). No Charged Party may consent to the entry of any judgment or enter into any settlement with respect to the Bathroom Fittings and Fixtures Proceedings, whether prior to the Initial Decision Date or at any time thereafter without the consent of ASD and ASE;

provided, that, ASE may enter into any settlement with respect to the Bathroom Fittings and Fixtures Proceedings if (x) the settlement relates solely to the liability of the WABCO Charged Parties and B&K Charged Parties and (y) ASD has determined in good faith that such settlement would not in any way prejudice (i) ASD’s defense of any outstanding charges in the Bathroom Fixtures and Fittings Proceedings against any ASD Charged Party or (ii) any ASD Charged Party’s right to indemnification under this Agreement. ASE shall notify ASD in writing of any settlement into which ASE proposes to enter, and within seven (7) calendar days of its receipt of such notice ASD shall notify ASE of its determination as to whether the conditions in clauses in (y)(i) and (y)(ii) of the preceding sentence have been met.

(g) Following the consummation of a B&K Sale, if ASD shall receive notice or otherwise learn of the assertion of any indemnification claim that may be brought against ASD or any of its Affiliates or their respective Representatives by the B&K Buyer Parties or any of their Affiliates (including, following a B&K Sale, any B&K Charged Party) or their Representatives that relate to the Bathroom Fittings and Fixtures Proceedings and as to which ASD is or may be entitled to indemnification pursuant to this Agreement, ASD shall notify the Indemnitor Representative in writing, and in reasonable detail, of such claim promptly (and in any event within five (5) Business Days) after receipt by ASD of written notice of, or upon becoming aware of, such claim; provided, however, that the failure to provide notice of any such claim pursuant to this sentence shall not release the Indemnitor from any of its obligations hereunder except and solely to the extent the Indemnitor shall have been materially prejudiced as a result of such failure. Thereafter, ASD shall deliver to the Indemnitor Representative, promptly (and in any event within five (5) Business Days) after ASD’s receipt thereof, copies of all notices and documents received by ASD relating to such claim.

ARTICLE III

COOPERATION AND OTHER MATTERS

Section 3.1 Cooperation. Each Party to this Agreement, through and with the involvement of its respective counsel to the extent contemplated by Section 2.2(a), shall in good faith cooperate, engage in communications and share and exchange documents, information, and analyses in connection with, and in order to respond to, the Indemnifiable Matters. Such cooperation shall include, without limitation, (i) the provision to the other Parties to this Agreement of records and information which are necessary to the defense or appeal of such Indemnifiable Matters and which are reasonably requested by any other Party and making employees (and, to the extent reasonably feasible, former employees) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, regardless of whether any conflict of interest exists between or among any Parties hereto with respect to any Indemnifiable Matter and (ii) consultation regarding the defense of the Indemnifiable Matters. For the avoidance of doubt, the Parties acknowledge that the information and documents referred to in this Section 3.1 shall be subject to Sections 3.3, 3.4 and 4.6 of this Agreement.

Section 3.2 Witness Services. Subject to Section 4.6, each of the Parties shall use their respective reasonable efforts to make available to the other Parties, upon reasonable written request, their and their Affiliates officers, directors, employees and agents as witnesses to the extent that such individuals may reasonably be required to testify or otherwise cooperate in connection with the defense of the Indemnifiable Matters (including any appeals relating thereto).

Section 3.3 Privileged Information.

(a) Each Party hereto agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate, directly or indirectly, to the Indemnifiable Matters (each a “Privilege”). Each Party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such Privilege be asserted. Each Party agrees that it shall not waive any Privilege that could be asserted under applicable Law without the prior written consent of ASD (in the case of a waiver by any member of the WABCO Group, or following a B&K Sale, any waiver by a B&K Charged Party) or ASE (in the case of a waiver by an ASD Charged Party or any waiver by a B&K Charged Party). The rights and obligations created by this Section 3.3 shall apply to all information relating to the Indemnifiable Matters as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Effective Time but which, after the Effective Time, is in the possession of either Party and (ii) all information generated, received or arising after the Effective Time that refers to or relates to Privileged Information generated, received or arising prior to the Effective Time. In connection with the Bathroom Fittings and Fixtures Proceedings, the respective counsel of the Parties hereto shall enter into a customary and mutually agreeable joint defense agreement containing provisions consistent with this Article III (the “Defense Agreement”). If, at any time from and after the consummation of a B&K Sale, a B&K Charged Party elects to engage its own counsel in respect of the B&K Charged Parties involvement in the Bathroom Fittings and Fixtures Proceedings in accordance with Section 2.2(b) of this Agreement, such Charged Party shall ensure that its counsel shall execute a joinder to the Defense Agreement pursuant to which such counsel will agree to be bound by the rights and restrictions imposed on the other counsel party to the Defense Agreement as of the date hereof.

(b) Upon receipt by any Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if any Party obtains knowledge that any current or former employee of such Party has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other Parties, such Party shall notify promptly the other Parties of the existence of the request and shall provide the other Parties a reasonable opportunity to review the information and to assert any rights it may have under this Section 3.3 or otherwise to prevent the production or disclosure of Privileged Information. The Parties hereto agree that they will not produce or disclose any information or document over which they reasonably believe another Party has any claim of Privilege under this Section 3.3 unless (i) the Party who may claim a Privilege has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has issued a ruling that the information is not entitled to protection under any applicable Privilege.

(c) ASD’s (on behalf of the members of the ASD Group) transfer of books and records and other information to the members of the WABCO Group, and ASD’s agreement to permit WABCO and ASE to possess Privileged Information existing or generated prior to the Effective Time, are made in reliance on WABCO’s agreement, as set forth in Distribution Agreement, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable

Privileges. The access to information being granted pursuant to this Agreement and the Distribution Agreement, the agreement to provide witnesses and individuals pursuant to Section 3.2 of this Agreement and the transfer of Privileged Information to WABCO and ASE pursuant to this Agreement and the Distribution Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 3.3 or otherwise. Nothing in this Agreement or the Distribution Agreement shall operate to reduce, minimize or condition the rights granted to ASD in, or the obligations imposed upon WABCO by, this Section 3.3.

Section 3.4 Common Interest. (a) The Parties hereto and their respective counsel believe that (i) there is a mutuality of interest with respect to the Indemnifiable Matters and (ii) communications between or among the Parties’ counsel and communications involving the Parties in the presence of such counsel regarding Indemnifiable Matters have been and will continue to be essential to the provision of legal advice regarding Indemnifiable Matters and the continued effective representation of the Parties in connection with Indemnifiable Matters. Accordingly, it is the intention and understanding of the each of the Parties, on behalf of itself and its respective counsel and other Representatives, that any communications among the Parties or their counsel regarding Indemnifiable Matters are confidential and protected from disclosure to any third party by the attorney-client, common interest and work-product privileges, whether or not so identified or marked. The protection from disclosure includes, but is not limited to, disclosure in litigation relating to Indemnifiable Matters. Notwithstanding anything to the contrary herein, nothing shall prevent the disclosure of the existence of this Agreement or the terms hereof.

(b) “Common Interest Materials” shall include, without limitation, all work and communications preparatory to the identification of and related to the defense of the Indemnifiable Matters. In order to accomplish the objectives of this Agreement, the Parties agree that the following shall be deemed to be Common Interest Materials and shall be covered by this Agreement: (i) all work product and communications relating to the Indemnifiable Matters or this Agreement, (ii) all communications and information relating to the Indemnifiable Matters or this Agreement made or given by, between, or among the Parties hereto or their respective counsel and disclosed by one Party or its counsel to any other Party or its counsel, (iii) memoranda of law and all analyses and materials related to Indemnifiable Matters, (iv) all agreements, contracts and other memoranda, including preparatory materials, drafts and all oral and written communications pertaining to Indemnifiable Matters, and (v) any documents or information that would otherwise be protected by any applicable privilege or work product protection from disclosure to third parties other than the Parties hereto. For the avoidance of doubt, Common Interest Materials shall not include this Agreement or any information relating the Indemnifiable Matters or to a Party which is or becomes publicly available other than through a breach of this Agreement by the disclosing Party.

(c) No Common Interest Materials received by a Party, or its counsel, from another Party, or its counsel, shall be disclosed to any third party without prior consent of the Party that has supplied the materials pursuant to this Agreement (which consent shall not be unreasonably withheld). Notwithstanding the foregoing and any other restriction or limitation contained herein, in the event of any dispute between or among the Parties, each Party may disclose Common Interest Material in or in connection with any proceeding resulting from such dispute to the extent reasonably necessary, but shall use its reasonable best efforts to obtain a confidentiality stipulation with respect to the Common Interest Materials. In addition, if Common Interest Materials are required by applicable Law to be disclosed in connection with any Action or otherwise, or are requested to be disclosed to any Governmental Entity, any Party may disclose such materials (to the extent lawful to do so) if (i) before doing so it uses its reasonable best efforts in consultation with the relevant other Parties (or their counsel) to obtain a confidentiality stipulation with respect to such disclosure and (ii) if such efforts are not successful, it limits the scope of any disclosures to only that portion of the Common Interest Materials which it believes in good faith, after consultation with outside counsel, that it is required to furnish under applicable Law or in order to appropriately conduct such Action or the defense thereof, as the case may be.

(d) The Parties agree that if any attempt is made by any third party to secure or obtain Common Interest Materials, the other Parties shall be promptly notified and shall be given copies of any writings or documents, including subpoenas, summonses and the like, which relate to the attempt by the third party to obtain the information and such other Parties shall be given a reasonable opportunity to oppose the production of such requested Common Interest Material.

(e) The Parties agree that the Common Interest Materials created or produced by any other Party to this Agreement shall only be used in connection with the Indemnifiable Matters to which they relate. Except as otherwise expressly set forth herein, a Party may not use any Common Interest Material that are created or produced by any other Party in connection with any other matter or proceeding without the express prior written consent of the Party that created or produced such material. However, nothing in this Agreement shall prevent any Party from using Common Interest Materials that it created or produced in any other subsequent proceeding or matter. The Common Interest Materials shall remain the property of the producing Party and, following the conclusion of any Action, shall be returned to such Party upon twenty (20) days’ written notice.

(f) Each Party acknowledges that, as a result of this Agreement, legal counsel for each of the other Parties may have access to confidential information of such Party in the form of Common Interest Materials. Each Party hereby acknowledges and agrees that nothing in this Agreement and no sharing of information with such legal counsel pursuant to the terms of this Agreement shall be deemed to create an attorney-client relationship between any attorney and anyone other than the client of that attorney. Each Party hereby represents and agrees that it will not seek to disqualify counsel for any other Party from continuing to represent such other Party in any subsequent proceedings, whether or not that other Party’s interests become adverse to it, on the basis of access to information obtained hereunder.

(g) Each of the Parties hereto agrees, on behalf of itself and its respective counsel and other Representatives, that to the extent the Parties, their counsel and other Representatives of the Parties have already been in communication with one another about Indemnifiable Matters, their communications and work-product are subject to Section 3.4.

ARTICLE IV

COVENANTS

Section 4.1 Payment; Timing; Escrow.

(a) Payment. The Parties acknowledge and agree that the Indemnitors shall be responsible for and shall pay, on behalf of the Indemnitees, any and all Indemnifiable Losses imposed on any of the Indemnitees in connection with the Indemnifiable Matters and the Indemnitees shall in no event be required to make any such payment and then seek indemnification hereunder; provided, however, if ASD or any of the other Indemnitees makes any such payment for any reason whatsoever, nothing herein shall limit its rights to seek indemnification from the Indemnitors in accordance with Section 2.1 hereof, except to the extent provided in Section 4.7(c), if applicable.

(b) Escrow. Following the Initial Decision Date and at least thirty (30) calendar days prior to the Payment Due Date (the “Funding Date”), ASE shall deposit the Initial Decision Amount (the “Escrowed Amount”) by wire transfer in immediately available cash into an escrow account (the “Escrow Account”) with a third party banking institution which is mutually acceptable to ASD and WABCO to be governed by an escrow agreement entered into among WABCO, ASE, the other WABCO Charged Parties, ASD and the escrow agent (the “Escrow Agreement”) in substance and form reasonably acceptable to ASD and WABCO, which Escrow Agreement shall contain customary terms and conditions and shall reflect the agreed upon mechanics set forth in this Section 4.1. Following the deposit of the Escrowed Amount into the Escrow Account, seven Business Days prior to the Payment Due Date (or such earlier date as ASD and WABCO may mutually agree):

(i) if, in accordance with Section 2.2, neither ASE (on behalf of the WABCO Charged Parties or B&K Charged Parties) nor ASD (on behalf of the ASD Charged Parties) appeal the Initial Decision by the Appeal Deadline Date, the Escrowed Amount will be released (pursuant to a written instruction that ASD is required to deliver to the escrow agent in accordance with the Escrow Agreement) to the European Commission in the manner specified in the Initial Decision or otherwise provided by applicable Law; or

(ii) if, in accordance with Section 2.2, ASE (on behalf of the WABCO Charged Parties or B&K Charged Parties) or ASD (on behalf of the ASD Charged Parties) appeal the Initial Decision by the Appeal Deadline Date with respect to the decision rendered against any such Charged Party, the Escrowed Amount will be released seven Business Days prior to the Payment Due Date (pursuant to a written instruction that ASD is required to deliver to the escrow agent in accordance with the Escrow Agreement) to the European Commission in the manner specified in the Initial Decision or otherwise provided by applicable Law; provided, however, in lieu of the foregoing, if, at least nine Business Days prior to the Payment Due Date, ASE provides or causes to be provided (x) a bank guarantee that is accepted by the European Commission which guarantees the Initial Decision Amount and the amount of any interest that will accrue on the Initial Decision Amount and will be due and owing to the European Commission between the Payment Due Date and the date on which the fine and any accrued interest thereon have been paid in full following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by the Charged Parties in connection with the Bathroom Fittings and Fixtures Proceedings), in each case determined in accordance with the Initial Decision and the applicable rules in force in the European Union (with copies of such bank guarantee being simultaneously provided to ASD and the escrow agent) and (y) such other evidence, to ASD’s reasonable satisfaction, that the European Commission has accepted the bank guarantee in the form and amount provided by ASE, the Escrowed Amount shall be released if ASD determines, in its good faith discretion, that clause (x) and (y) above have been satisfied (such guarantee being referred to herein as an “Accepted and Confirmed Bank Guarantee”), pursuant to a written instruction delivered by ASD to the escrow agent in accordance with the Escrow Agreement, by wire transfer of immediately available funds to an account designated by ASE. For the avoidance of doubt, from and after the time ASE provides or causes to be provided an Accepted an Confirmed Bank Guarantee in accordance with this Agreement (whether through an Early Payment or pursuant to this Section 4.1(b)(ii)), according to the standard practice of the European Commission, ASE shall have the right, with the consent of ASD, to replace such bank guarantee, in whole or in part, with a provisional payment in the manner specified by the Initial Decision or as otherwise agreed by the European Commission and ASD.

(c) Interest. Any interest that accrues on the Escrowed Amount between the date such funds are deposited into the Escrow Account and the date such funds are released from the Escrow Account pursuant to any of subclauses (i) or (ii) above shall be delivered to ASE, after deduction for any fees and expenses of the escrow agent and its reasonable expenses of outside advisors, at the time such Escrowed Amount is so released.

(d) Early Payment. Notwithstanding anything to the contrary contained in this Section 4.1, if (i) with the prior written consent of ASD, ASE (on behalf of the WABCO Charged Parties and the B&K Charged Parties) pays or causes to be paid the Initial Decision Amount in cash to the European Commission prior to the Funding Date or (ii) WABCO (on behalf of the WABCO Charged Parties and the B&K Charged Parties) provides or causes to be provided prior to the Funding Date an Accepted an Confirmed Bank Guarantee (each, an “Early Payment”), ASE shall no longer have any obligation to deposit any funds into the Escrow Account on the Funding Date or thereafter.

Section 4.2 Letter of Credit. From and after the date hereof until the date (the “Release Date”) the Indemnitor pays the Escrowed Amount in cash to the Escrow Account in accordance with Section 4.1 (or the date an Early Payment is made) if a Change of Control of WABCO or ASE, as applicable, should occur, then, upon the demand of ASD, ASE (or any such successor) shall be required to post a letter of credit or similar security obligation reasonably acceptable to ASD in respect of the Indemnifiable Losses under this Agreement in an amount equal to $880,000,000 USD (which amount shall be converted to EURO at the time such letter of credit or similar security obligation is required to be posted, based on the prevailing exchange rate at the close of business on the second Business Day immediately prior to such time such letter of credit or similar security obligation is required to be posted) or, if an Initial Decision has been rendered, such other amount as may be specified in the Initial Decision; provided, however, in the event of a Change of Control of WABCO or ASE, as applicable, with ASD’s prior written consent (which may be withheld in its sole and absolute discretion) in lieu of ASE posting such letter of credit or similar security obligation, the Person acquiring WABCO or ASE, as applicable, may provide to ASD and the other Indemnitees a full, unconditional and irrevocable guarantee of the Indemnitor’s obligations hereunder. In the event of a Change of Control of WABCO or ASE, as applicable, such letter of credit, similar security obligation or guarantee, as applicable, shall be posted or delivered at or prior to the consummation of such Change of Control. For the avoidance of doubt, the posting of such a letter of credit, similar security obligation or guarantee, as applicable, shall in no event relieve the Indemnitors (or its successors) with respect to any Indemnifiable Losses under this Agreement, and shall not result in a cap on the Indemnitor’s (or any of its successors) Indemnifiable Losses with respect thereto. The letter of credit or similar security obligation shall provide that, without any further action on the part of the Indemnitor, funds thereunder shall be released to ASD (or, at the direction of ASD, to the applicable Indemnitee) upon such time as ASD provides a written instruction to the applicable bank or other issuer of such letter of credit, that any such Indemnitee is entitled to be reimbursed for Indemnifiable Losses under this Agreement. Upon such payment in full to the Indemnitees, the letter of credit shall be terminated.

Section 4.3 Public Announcements. No Party hereto shall issue any press release or make any similar public announcement or communication concerning any information relating to any Indemnifiable Matter, without the prior written consent of ASD (in the case of a public statement by any member of the WABCO Group or, following a B&K Sale, a statement by any B&K Charged Party) or WABCO (in the case of a public statement by any member of the ASD Group), in each case such consent not to be unreasonably withheld. Notwithstanding the foregoing, either ASD or WABCO may make or cause to be made any such press release or similar public announcement or communication as such Party may deem necessary or appropriate, including in order to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of ASD or WABCO, as applicable, are listed; provided, that to the extent in the good faith judgment of ASD or WABCO it is reasonably practicable to do so, ASD or WABCO, as applicable, (x) will provide the other with a reasonable opportunity in light of the circumstances to review the intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other. For the avoidance of doubt, the Parties acknowledge that, without the written consent of any Party, this Agreement may be filed as an exhibit to any periodic or current report filed by ASD or WABCO from and after the date hereof.

Section 4.4 Access to Information and Confidentiality. The Parties acknowledge that Sections 7.2 and 7.4 of the Distribution Agreement are hereby incorporated by reference but solely as they relate to the Indemnifiable Matters.

Section 4.5 B&K Buyer Parties Cooperation. ASD shall in good faith seek to include a provision in any definitive sale agreement relating to a B&K Sale (the “B&K Sale Agreement”) whereby WABCO would be a third party beneficiary of the obligations of the B&K Buyer Parties (i) to cooperate with WABCO and ASE in connection with the Bathroom Fittings and Fixtures Proceedings and (ii) to acknowledge that ASE will have authority and control over the investigation, prosecution, defense and appeal of the Bathroom Fittings and Fixtures Proceedings on behalf of the B&K Charged Parties. Notwithstanding the foregoing, the parties acknowledge and agree that, as of the Effective Time, no agreement relating to a B&K Sale will have been finalized with any B&K Buyer Parties and that, as a result, neither ASD nor any B&K Charged Party can ensure that any of the provisions set forth in the first sentence hereof will be included in the B&K Sale Agreement. Therefore, WABCO and ASE acknowledge that ASD shall have no liability hereunder if any such definitive B&K Sale Agreement does not include such provisions for the benefit of WABCO and ASE.

Section 4.6 ASD Cooperation. Nothing in this Agreement shall be deemed to impose any obligation on ASD to cooperate with WABCO or any of the WABCO Charged Parties and/or any of the B&K Charged Parties (or B&K Buyer Parties) with respect to the production of any documentation or information not subject to Section 3.3. that would, in the good faith judgment of ASD, prejudice in any respect any substantive, procedural or jurisdictional defenses that ASD may assert with respect to the Bathroom Fittings and Fixtures Proceedings. This Section 4.6 shall also apply in respect of the cooperation referred to in Section 3.2. For the avoidance of doubt, this Section 4.6 shall not affect ASD’s obligation to cooperate to the extent that in the reasonable judgment of ASE, ASD’s cooperation is required to assist ASE with its substantive defense.

Section 4.7 ASD Election Notice. Notwithstanding anything to the contrary contained in this Agreement, in the event that ASE delivers an ASE Non-Appeal Notice and ASD responds by delivering an ASD Election Notice, in each case in accordance with Section 2.2, then:

(a) if the Escrowed Funds were released to the European Commission in accordance with Section 4.1(b)(ii) and the Initial Decision Amount is reduced on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by, or at the direction of, ASD in connection with the Bathroom Fittings and Fixtures Proceedings) then ASD shall have the right to, and the WABCO Charged Parties and B&K Charged Parties acknowledge that ASD shall be entitled to, the amount of such reduction, plus accrued interest on such reduction amount determined in accordance with the applicable rules in force in the European Union, which such amount shall be distributed to ASD when refunded by the European Commission;

(b) if, in lieu of the Escrowed Funds being released to the European Commission in accordance with Section 4.1(b)(ii), ASE provided, or caused to be provided, a bank guarantee to the European Commission covering the Initial Decision Amount plus interest as required pursuant to Section 4.1(b)(ii) and the Initial Decision Amount is reduced on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by, or at the direction of, ASD in connection with the Bathroom Fittings and Fixtures Proceedings) then the Indemnitor is hereby obligated to pay, or cause to be paid, to ASD a cash amount equal to the amount of such reduction; and the amount of the fine, as so reduced, plus accrued interest shall be paid by ASE (or its designees (including bank guarantor as may be provided in the relevant bank guarantee)) to the European Commission in accordance with applicable rules in force in the European Union; and

(c) if the Initial Decision Amount is increased on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by, or at the direction of, ASD in connection with the Bathroom Fittings and Fixtures Proceedings) then ASD hereby agrees to indemnify and hold harmless the WABCO Charged Parties and the B&K Charged Parties from and against, and shall reimburse and be responsible for the payment to the European

Commission of, any such increased amount; it being understood that ASD is only responsible for the amount by which the fine was increased over the Initial Decision Amount and the Indemnitor remains responsible for, and indemnify the Indemnitees in accordance with Section 2.2 with respect to, the payment of the Initial Decision Amount plus accrued interest.

Section 4.8 ASE Election Notice. Notwithstanding anything to the contrary contained in this Agreement, in the event that ASD delivers an ASD Non-Appeal Notice and ASE responds by delivering an ASE Election Notice, in each case in accordance with Section 2.2, then:

(a) if the Escrowed Funds were released to the European Commission in accordance with Section 4.1(b)(ii) and the Initial Decision Amount is reduced on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by, or at the direction of ASE in connection with the Bathroom Fittings and Fixtures Proceedings) then ASE shall have the right to, and the ASD Charged Parties and B&K Charged Parties acknowledge that ASE shall be entitled to, the amount of such reduction, plus accrued interest on such reduction amount determined in accordance with the applicable rules in force in the European Union, which such amount shall be distributed to ASE when refunded by the European Commission;

(b) if, in lieu of the Escrowed Funds being released to the European Commission in accordance with Section 4.1(b)(ii), ASE provided, or caused to be provided, a bank guarantee to the European Commission covering the Initial Decision Amount plus interest as required pursuant to Section 4.1(b)(ii) and the Initial Decision Amount is reduced on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by or at the direction of ASE in connection with the Bathroom Fittings and Fixtures Proceedings) then the Indemnitor shall have no obligation to pay, or cause to be paid, to ASD the amount of such reduction; and the amount of the fine, as so reduced, plus accrued interest shall be paid by ASE (or its designees (including bank guarantor as may be provided in the relevant bank guarantee)) to the European Commission in accordance with applicable rules in force in the European Union; and

(c) if the Initial Decision Amount is increased on appeal following the rendering of a final resolution of the Bathroom Fittings and Fixtures Proceedings (including the final judgment concluding the appeal process initiated by, or at the direction of ASE in connection with the Bathroom Fittings and Fixtures Proceedings) then the Indemnitor hereby agrees to indemnify and hold harmless the Indemnitees from and against, and shall reimburse and be responsible for the payment to the European Commission of, any such increased amount in addition to the Initial Decision Amount in accordance with Section 2.2 with respect to, the payment of the Initial Decision Amount plus accrued interest.

Section 4.9 Limitation on ASE Fundamental Changes. From and after the Effective Time until the earlier of (x) the Release Date or (y) the date a letter of credit or similar security obligation is posted in accordance with Section 4.2 in connection with a Change of Control of WABCO or ASE, as applicable, ASE agrees not to and WABCO agrees to cause ASE not to, directly or indirectly, sell, lease, transfer or otherwise dispose (in one transaction or series of related transactions), including any disposition by means of a merger, consolidation or similar transaction or any transfer to any Affiliate or other member of the WABCO Group, any shares of capital stock of a material Subsidiary, or a material amount of its assets, properties or divisions or other assets outside the ordinary course of business, in each case, other than to the extent ASD shall provide its prior written consent to such sale, disposition or other transfer.

ARTICLE V

DISPUTE RESOLUTION

Section 5.1 Negotiation. The Parties shall make a good faith attempt to resolve any dispute arising in connection with the Agreement (a “Dispute”) through negotiation. Within 10 days after notice of a Dispute is given by either ASD (on behalf of any Indemnitee) to ASE (on behalf of WABCO or any other WABCO Charged Party), or vice versa, ASD and the Indemnitor Representative shall select one or more representatives who are the general counsel or other senior executive officer of such disputing Party and such representatives shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve such Dispute without the necessity of any formal proceedings.

Section 5.2 Arbitration. If such representatives fail to resolve the Dispute within the 10 day period, unless otherwise mutually agreed by ASD and ASE, ASD or ASE shall have the right to submit such Dispute to final and binding arbitration. It is the intent of the Parties that any such arbitration be structured in such a way as to result in a resolution of such Dispute as promptly as practicable in accordance herewith. The arbitration panel shall consist of 3 members, one selected by ASD, one selected by ASE and the third to be mutually agreed upon by ASD and ASE. The Party instituting the arbitration proceeding shall provide notice to the other Parties describing in reasonable detail the nature of the Dispute, the claims of the disputing Party and the requested relief. Within 15 days of receipt of a demand for arbitration, the other Party shall furnish the disputing Party with a written statement answering the claims, in reasonable detail, of the disputing Party. All Parties will provide all reasonable cooperation to the other Party and the arbitration panel in conducting the arbitration proceeding. The prevailing Party in any arbitration shall be entitled to expense reimbursement, including costs of attorneys’ and other professional fees, incurred in connection with the arbitration. In connection with any Dispute, the arbitration panel shall be obligated to apply solely principles of Law. Any arbitration shall be conducted pursuant to the Rules. The decision of the arbitration panel shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

Section 5.3 Discovery. With respect to discovery in an arbitration proceeding, the arbitration panel must allow each Party to make discovery requests for documents of the other Parties where the information sought is reasonably calculated to lead to discovery of admissible evidence, and each Party agrees to respond to such discovery request within a reasonable time.

Section 5.4 Awards. The arbitration panel shall be instructed to use best efforts to complete all arbitration hearings within 2 weeks from the date of the arbitrator’s appointment and render a decision within 1 month from such date. The arbitration panel shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third Party Claim and the arbitration panel is not empowered to and shall not award such damages. Any final award must provide that the Party against whom an award is issued shall comply with the order within a specified period of time, not to exceed 10 days.

Section 5.5 Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Dispute, including to compel a Party to arbitrate any Dispute or to require witnesses to obey subpoenas issued by the arbitrator(s). Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrator(s) and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Authorization; Enforceability. Each of the Parties hereto represents and warrants that: (i) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (1) are within the corporate or other legal authority of such Party, (2) have been duly authorized by all necessary corporate or other proceedings by such Party and (3) do not and will not conflict with or result in any breach or contravention of any applicable Law or any Contract or of the certificate of incorporation, bylaws, or any similar organizational documents of such Party; and (ii) the execution and delivery of this Agreement will result in a valid and legally binding obligation of such Party enforceable against it in accordance with the terms and provisions hereof.

Section 6.2 Notices. All notices, requests, claims, demands and other communications under this Agreement as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day or the time of receipt in such Business Day is after 6:00 p.m. (addressee’s local time), in which case it shall be deemed to have been duly given or made at 9:00 a.m. (addressee’s local time) on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2):

If to ASD or any other ASD Charged Party, to:

American Standard Companies Inc.

One Centennial Avenue

P.O. Box 6820

Piscataway, NJ 08855-6820

Attn: Mary Beth Gustafsson, Esq.

Facsimile: 732-980-6057

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Eileen T. Nugent

        Thomas W. Greenberg

Facsimile: 212-735-2000

If to WABCO or a WABCO Charged Party, to:

c/o WABCO Europe BVBA

Chaussée de Wavre, 1789 Box 15

1160 Brussels

Belgium

Attn: General Counsel

Facsimile: +32 2 663 98 89

With a copy to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

Attn: Neal J. White

Facsimile: 312-984-7700

Following a B&K Sale, if to a B&K Charged Party, to the B&K Buyer Parties at the address specified in notice provisions in the agreement relating to such B&K Sale.

Section 6.3 Successors and Assigns; Additional WABCO Parties.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by WABCO or any of the WABCO Charged Parties, in whole or in part, to any other Person without the prior written consent of ASD. ASD shall have the right, without the prior consent of any other Party hereto, at any time, to assign all or a portion of its rights to indemnification under this Agreement to any B&K Buyer Party. In addition, ASD may assign all or any portion of its rights hereunder to any of its Affiliates or in connection with a collateral assignment for the benefit of its lenders. Promptly following any such assignment permitted pursuant to the prior two sentences, ASD shall provide written notice to the Indemnitor Representative and the other Parties of such assignment. WABCO and ASE may assign all or any portion of its rights hereunder to any of its Affiliates or in connection with a collateral assignment for the benefit of its lenders. Nothing in any such assignment relieves WABCO or ASE of their obligations to ASD or any other Indemnitee.

(b) If, at any time following the Effective Time, any member of the WABCO Group (other than WABCO, ASE and WABCO Austria) becomes a named party in the Bathroom Fittings and Fixtures Proceedings (such newly named party, an “Additional WABCO Party” and collectively, the “Additional WABCO Parties”), WABCO shall cause the Additional WABCO Parties to execute and deliver one or more joinder agreements to this Agreement reasonably acceptable to ASD to the effect that such Additional WABCO Parties are parties hereto, that such Additional WABCO Parties agree to be bound by the obligations of the WABCO Charged Parties herein.

Section 6.4 Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 6.6 Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with this Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 6.2 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 6.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.7 Specific Performance. The Parties to this Agreement acknowledge and agree that the Indemnitees would suffer irreparable damage in the event that WABCO or the WABCO Charged Parties fail to perform any of their obligations under the Agreement in accordance with the specific terms of the Agreement or otherwise breaches any such obligations or any of the provisions of this Agreement were not performed in accordance with their specific terms and that remedies at law would be inadequate to protect the Indemnitees against any actual or threatened breach of this Agreement by WABCO or the WABCO Charged Parties. Accordingly, notwithstanding anything to the contrary contained in the Agreement, and without prejudice to any other rights and remedies otherwise available to the Indemnitees, WABCO and the WABCO Charged Parties agree to the granting of equitable relief in the Indemnitees favor, including injunctive relief to prevent or cure breaches of this Agreement by WABCO and the WABCO Charged Parties and specific performance requiring WABCO and the WABCO Charged Parties to perform their obligations under this Agreement, in each case in an arbitration proceeding (without first complying with the negotiation provisions described above) or in court without proof of actual damages. ASE shall reimburse the Indemnitees for reasonable legal fees and other costs incurred to enforce this Agreement.

Section 6.8 Further Assurances. WABCO hereby agrees to, and to cause ASE to, execute and deliver, for the benefit of the Indemnitees (including any assignee of any Indemnitee permitted under this Agreement), such documents as may be reasonably requested by ASD (on behalf of the Indemnitees), evidencing ASE’s agreement that the indemnification obligations set forth in this Agreement inure to the benefit of and are enforceable by the Indemnitees and their permitted assigns.

Section 6.9 Construction. Unless otherwise stated, references to Articles and Sections are references to Articles and Sections of this Agreement.

Section 6.10 Third Parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnitees, to the extent not a Party hereto, and the B&K Buyer Parties or other assignees permitted under Section 6.3 shall, from and after any assignment of indemnification rights by ASD, be third party beneficiaries to enforce the rights to indemnification from ASE under this Agreement.

Section 6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 6.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect or incapable of being enforced by any rule of Law or public policy, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and will nevertheless remain in full force and effect, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.13 Entire Agreement. This Agreement, the Distribution Agreement, the Defense Agreement, and the other Ancillary Agreements and any Annexes, Exhibits and Schedules attached hereto and thereto, shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings, both written and verbal, among the Parties or any of them with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary contained in the Distribution Agreement, the provisions of the Agreement, and the Defense Agreement shall exclusively govern and control all the respective rights, responsibilities and obligations of the Parties after the Effective Time with respect to the Indemnifiable Matters. Except as set forth in the preceding sentence, nothing in the Agreement shall modify or limit the rights and remedies of ASD or WABCO under the Distribution Agreement or any of the Ancillary Agreements (other than this Agreement) relating to, arising out of or resulting from any breach by ASD or WABCO of the Distribution Agreement or any of the Ancillary Agreements (other than this Agreement). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Distribution Agreement or any Ancillary Agreement, the terms and conditions of this Agreement shall control with respect to the Indemnifiable Matters.

Section 6.14 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any of such Parties’ Affiliates to take any actions (including the failure to take a reasonable action) such that the resulting effect is to undermine the effectiveness of any of the provisions of this Agreement (including, without limitation, adversely affecting the rights or ability of Indemnitees to successfully pursue indemnification or payment pursuant to this Agreement).

Section 6.15 Survival. The rights and obligations of WABCO and the WABCO Charged Parties and the Indemnitees under the Agreement shall survive the sale or other transfer by any such Party of any assets or businesses or the assignment by it of any Liabilities or the sale by any Indemnitee or WABCO and the WABCO Charged Parties of the capital stock or other equity interests of any Subsidiary to any Person, including, in each case, any Change of Control of such Party.

Section 6.16 Appointment of Indemnitor Representative.

(a) Each of the WABCO Charged Parties (other than ASE) (“Other WABCO Charged Parties”) hereby authorizes, directs and appoints ASE (the “Indemnitor Representative”), to act as the sole and exclusive agent, attorney-in-fact and representative of such affiliated Other WABCO Charged Parties, with full power of substitution with respect to all matters under this Agreement, including determining, giving and receiving notices and process hereunder, contesting and settling any and all claims for indemnification pursuant to this Agreement or resolving any other disputes hereunder. Any actions taken, exercises of rights, power or authority and any decision or determination made by the Indemnitor Representative consistent therewith, shall be absolutely and irrevocably binding on each of the WABCO Charged Parties as if such WABCO Charged Parties personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Other WABCO Charged Party’s individual capacity. Notwithstanding anything to the contrary contained in this Agreement, any action required to be taken by any Other WABCO Charged Parties hereunder or any action which such Other WABCO Charged Party, at its election, has the right to take hereunder, shall be taken only by the Indemnitor Representative and no Other WABCO Charged Party acting on its own shall be entitled to take any such action. All deliveries, including any notices hereunder, to be made by any Indemnitee to any Other WABCO Charged Party hereunder shall be made exclusively to the Indemnitor Representative on behalf of the Other WABCO Charged Parties, and any delivery so made to the Indemnitor Representative shall constitute full performance of the obligations hereunder of the Indemnitee to the WABCO Charged Parties. The Indemnitee shall not be liable for allocation of particular deliveries among the WABCO Charged Parties.

(b) Notwithstanding any notice received by any Indemnitee to the contrary (except any notice of the appointment of a successor Indemnitor Representative approved by the Indemnitee) and absent bad faith or willful misconduct, each Indemnitee (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any WABCO Charged Party with respect to, actions, decisions and determinations of the Indemnitor Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Indemnitor Representative are fully authorized by each of the Other WABCO Charged Parties.

(c) The Indemnitor Representative shall not be liable to any Other WABCO Charged Party, Indemnitee or any such Person’s respective Affiliates for any decisions made or actions taken by the Indemnitor Representative. Each of the Other WABCO Charged Parties agree, to indemnify its respective Indemnitor Representative from and against any damages that the Indemnitor Representative may incur as a result of acting as the Indemnitor Representative hereunder or in connection with the performance of any of its duties hereunder to the fullest extent permitted by applicable Law, except to the extent that such damages are caused by actions taken by, or omitted to be taken by, the Indemnitor Representative in bad faith.

Section 6.17 Appointment of Indemnitee Representative.

(a) Each of the Indemnitees hereby authorizes, directs and appoints ASD (the “Indemnitee Representative”), to act as the sole and exclusive agent, attorney-in-fact and representative of the affiliated Indemnitees, with full power of substitution with respect to all matters under this Agreement, including determining, giving and receiving notices and process hereunder, contesting and settling any and all claims for indemnification pursuant to this Agreement or resolving any other disputes hereunder. Any actions taken, exercises of rights, power or authority and any decision or determination made by the Indemnitee Representative consistent therewith, shall be absolutely and irrevocably binding on each of the Indemnitees as if such Indemnitee personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Indemnitee’s individual capacity. Notwithstanding anything to the contrary contained in this Agreement, any action required to be taken by any Indemnitee hereunder or any action which such Indemnitee, at its election, has the right to take hereunder, shall be taken only by the Indemnitee Representative and no Indemnitee acting on its own shall be entitled to take any such action. All deliveries, including any notices hereunder, to be made by any Indemnitor to any Indemnitee hereunder shall be made exclusively to the Indemnitee Representative on behalf of the Indemnitees, and any delivery so made to the Indemnitee Representative shall constitute full performance of the obligations hereunder of the Indemnitor to the Indemnitees. The Indemnitor shall not be liable for allocation of particular deliveries among the Indemnitees.

(b) Notwithstanding any notice received by any Indemnitors to the contrary (except any notice of the appointment of a successor Indemnitee Representative) and absent bad faith or willful misconduct, each Indemnitor (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any Indemnitee with respect to, actions, decisions and determinations of the Indemnitee Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Indemnitee Representative are fully authorized by each of the Indemnitees.

(c) The Indemnitee Representative shall not be liable to any Indemnitee, Indemnitor or any such Person’s respective Affiliates for any decisions made or actions taken by the Indemnitee Representative. Each of the Indemnitees agree, to indemnify its respective Indemnitee Representative from and against any damages that the Indemnitee Representative may incur as a result of acting as the Indemnitee Representative hereunder or in connection with the performance of any of its duties hereunder to the fullest extent permitted by applicable Law, except to the extent that such damages are caused by actions taken by, or omitted to be taken by, the Indemnitee Representative in bad faith.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: Senior Vice President and Chief Financial Officer

WABCO HOLDINGS INC.

By:	/s/ ULRICH MICHEL
Name: Ulrich Michel
Title: Chief Financial Officer

AMERICAN STANDARD EUROPE BVBA

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

IDEAL STANDARD FRANCE SAS

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

IDEAL STANDARD GMBH & CO OHG

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

WABCO AUSTRIA GESMBH

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

IDEAL STANDARD GMBH

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

IDEAL STANDARD ITALIA S.R.L.

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

IDEAL STANDARD NEDERLAND BV

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: By Power of Attorney

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